Exhibit H(5)

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between Massachusetts Mutual Life Insurance Company, a Massachusetts corporation (the “Manager”), and MassMutual Select Funds, a Massachusetts business trust (the “Trust”), effective as of the 31st day of December, 2004.

WHEREAS, the Trust is an open-end diversified management investment company registered as such with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MassMutual Select Strategic Bond Fund (the “Fund”) is a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the Commission as such under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust has appointed the Manager as its investment manager for the Fund and the Manager has agreed to act in such capacity upon the terms set forth in the Fund’s Investment Management Agreement;

NOW THEREFORE, the Trust and the Manager hereby agree as follows:

1.	Expense Limitation

The Manager agrees to cap the fees and expenses of the Fund (other than extraordinary litigation and legal expenses, or other non-recurring or unusual expenses) at the following amounts through March 31, 2006. This agreement cannot be terminated unilaterally by the Manager.

MassMutual Select Strategic Bond Fund

Class S shares	70%
Class Y shares	75%
Class L shares	75%
Class A shares	1.00%
Class N shares	1.30%

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the 31st day of December, 2004.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ James S. Collins
James S. Collins, Vice President and Actuary

MASSMUTUAL SELECT FUNDS
on behalf of MASSMUTUAL SELECT STRATEGIC BOND FUND

By:	/s/ Ian Sheridan
Ian Sheridan, Vice President